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Press Release
For Immediate Release

CALIFORNIA-OREGON TELECOMMUNICATIONS COMPANY JOINS LYNCH INTERACTIVE

RYE, New York, August 30, 2005 - Lynch Interactive Corporation (AMEX:LIC) today announced that it completed the acquisition of California-Oregon Telecommunications Company ("Cal-Ore") and its subsidiaries for approximately $21.2 million, consisting of $14 million cash and $7.2 million of notes. The cash portion of the purchase price was financed through bank borrowings.

Headquartered in Dorris, California, Cal-Ore is a diversified communications company offering services in the Butte Valley and Tulelake areas of northern California, as well as some areas of southern Klamath County, Oregon. Its subsidiaries include Cal-Ore Telephone, Cal-Ore Cellular, Cal-Ore Long Distance, and Cal-Ore Communications.

Cal-Ore serves approximately 3,100 access lines, including Digital Subscriber Line ("DSL") service. Cal-Ore's service offerings include local telephone service, long distance, internet dial-up and high-speed broadband services. In Klamath Falls, Oregon, Cal-Ore Communications' competitive local exchange carrier ("CLEC") will provide "triple play" fiber-to-the-home services in the new Southview Properties development including voice, high-speed data and video.

Cal-Ore will continue to have business offices in Dorris and Tulelake, California, and will continue to offer the same quality of service their customers have come to expect over the previous 55 years.

This transaction brings Lynch Interactive's total access lines, including DSL, to approximately 59,500 in 15 telephone companies. Cal-Ore marks the entry of Lynch Interactive's telephone operations to the State of California and its CLEC activities in the State of Oregon.

Jack Keen, President of Lynch Interactive's subsidiary Western New Mexico Telephone Company, will be the Regional Manager for Cal-Ore. Mr. Keen said, "I look forward to working with the Cal-Ore management since Cal-Ore shares Western New Mexico's belief that providing high quality service in rural America is fundamental to the future of our country."

After viewing the Cal-Ore facilities and meeting with Cal-Ore personnel, Eddie Cox, General Manager of Central Utah Telephone Company, another member of the Lynch Interactive family, said, "I believe Cal-Ore's addition to the Lynch Interactive family will be very positive since Cal-Ore has a great team of employees, led by Ed Ormsbee, who provide customers excellent, quality service."

Lynch Interactive is a diversified company with subsidiaries in multimedia and telecommunications services, and actively seeks acquisitions, principally in existing business areas. The Company's World Wide Web address is: http://www.lynchinteractivecorp.com.

                                 * * * * * * * *

This release contains certain forward-looking  information within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 194, as amended. It should be recognized that such information is based upon certain assumptions, projections and forecasts, including without limitation business conditions and financial markets, regulatory actions and initiatives, and the cautionary statements set forth in documents filed by Interactive with the Securities and Exchange Commission. As a result, there can be no assurance that any possible transactions will be accomplished or be successful or that financial targets will be met, and such information is subject to uncertainties, risks and inaccuracies which could be material.
                                 * * * * * * * *


Contact:    John A. Cole        or          Paul Goldstein
            Vice President and              Controller
            General Counsel
            914/921-8821                    914/921-8821


Release 05-09